Exhibit 4.14

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is made and entered into on September 30, 2021 in the People’s Republic of China (“China” or the “PRC”, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan of the PRC) by and among the following parties:

Party A: Shensi Network Technology (Beijing) Co., Ltd. (“Party A” or the “Pledgee”), a foreign-invested enterprise established and validly existing under the laws of the PRC Registered Address: 2104-A073, No. 9 West North Fourth Ring Road, Haidian District, Beijing

Party B: LI Hua / LI Lei (“Party B” or the “Pledgor”) ID card No.:

Party C: Hainan Futu Information Services Co., Ltd. (the “Domestic Company”), a limited liability company established and validly existing under the laws of the PRC Registered Address: 2001, 1st floor, Building A17, Hainan Ecological Software Park, High-tech Industry Demonstration Zone, Old Town, Hainan Province

(Each of the Pledgee, the Pledgor or the Domestic Company shall be hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.)

Whereas:

(1)

The Pledgor is a natural person with Chinese nationality and holds RMB8,500,000 / 1,500,000 in the registered capital of the Domestic Company on the date of this Agreement. The Domestic Company is a limited liability company incorporated in Shenzhen, the PRC, and is engaged in the technical development and sale of internet software products and the other related services. The Domestic Company is intended hereby to confirm the rights and obligations of the Pledgor and the Pledgee under this Agreement, and offer necessary assistance to register the pledge right or change the registration thereof;

(2)

The Pledgee is a foreign-invested company registered in the PRC. The Pledgee entered into the Exclusive Business Cooperation Agreement (as defined below) with the Domestic Company held by the Pledgor; the Pledgee entered into the Exclusive Option Agreement (as defined below) with the Pledgor and the Domestic Company; the Pledgor signed the Powers of Attorney (as defined below) to grant rights to the Pledgee;

(3)

To ensure the Domestic Company and the Pledgor perform their obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Powers of Attorney, the Pledgor uses the whole equity interests it owns in the Domestic Company as security to the Pledgee for the performance of the obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Powers of Attorney by the Domestic Company and the Pledgor.

To exercise the articles in the Transaction Documents (as defined below), the Parties agree to enter into this Agreement with the following Articles.

Article 1Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1Pledge: shall refer to the security interest granted by the Pledgor to the Pledgee pursuant to Article 2 of this Agreement, i.e., the right of the Pledgee to be compensated on a preferential basis with the conversion or auction price of the pledged equity interests by the Pledgor to the Pledgee, or sales price of the same.

1.2Pledged Equity Interest: shall refer to the Domestic Company’s registered capital of RMB8,500,000 / 1,500,000 currently held by the Pledgor and all the equity interests to be held by the Pledgor in the Domestic Company.

1.3Term of Pledge: shall refer to the term set forth in Article 3 of this Agreement.

1.4Transaction Documents: shall refer to the Exclusive Business Cooperation Agreement made by and between the Domestic Company and the Pledgee on September 30, 2021 (the “Exclusive Business Cooperation Agreement”), the Exclusive Option Agreement made by and among the Domestic Company, the Pledgor and the Pledgee on September 30, 2021 (the “Exclusive Option Agreement”), the Power of Attorney executed on September 30, 2021 by the Pledgor (the “Power of Attorney”) and any modification, amendment and/or restatement to the documents as mentioned above.

1.5Contract Obligations: shall refer to all the obligations of the Pledgor under the Exclusive Option Agreement, the Power of Attorney and this Agreement; all the obligations of the Domestic Company under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, and this Agreement.

1.6Secured Indebtedness: shall refer to RMB8,500,000 / 1,500,000 and all the direct, indirect and derivative losses and loss of anticipated profits, suffered by the Pledgee as a result of any Event of Default of the Pledgor and/or the Domestic Company. The amount of such losses shall be calculated in accordance with, including but not limited to, the reasonable business plan and profit forecast of the Pledgee, the service fees payable by the Domestic Company under the Exclusive Business Cooperation Agreement, and all expenses occurred in connection with enforcement by the Pledgee of the Pledgor’s and/or the Domestic Company’s Contract Obligations.

1.7Event of Default: shall refer to any of the circumstances set forth in Article 7 of this Agreement.

1.8Notice of Default: shall refer to the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

Article 2The Pledge

2.1The Pledgor hereby agrees to pledge all the Pledged Equity Interest to the Pledgee, as security for performance of the Contract Obligations and payment of the Secured Indebtedness under this Agreement. The Domestic Company hereby agrees on the Pledgor ’s pledge of the Pledged Equity Interest to the Pledgee pursuant to this Agreement.

2.2During the term of the Pledge, the Pledgee is entitled to receive the bonus or dividends distributed on the Pledged Equity Interest. The Pledgor may receive dividends or bonus distributed on the Pledged Equity Interest only with prior written consent of the Pledgee. Dividends or bonus received by the Pledgor on the Pledged Equity Interest shall be, as required by the Pledgee, (1) deposited into an account designated and supervised by the Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to making any other payment; or (2) unconditionally donated to the Pledgee or any other person designated by the Pledgee to the extent permitted under the PRC laws.

2.3The Pledgor may subscribe for capital increase in the Domestic Company only with prior written consent of the Pledgee. Any capital contribution to the registered capital of the Company obtained by the Pledgor as a result of the capital increase shall also be deemed as Pledged Equity Interest.

2.4In the event that the Domestic Company is required by the PRC laws to be liquidated or dissolved, any interest distributed from the Domestic Company to the Pledgor upon the Domestic Company’s dissolution or liquidation by law shall, upon the request of the Pledgee, be (1) deposited into an account designated and supervised by the Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to make any other payment; or (2) unconditionally donated to the Pledgee or any other person designated by the Pledgee to the extent permitted under the PRC laws.

Article 3Term of Pledge

3.1The Pledge shall become effective on the date when the registration of the Pledged Equity Interest contemplated herein is established or changed with a relevant Administration for Market Regulation. The Pledge shall remain effective until all Contract Obligations have been fully performed and all Secured Indebtedness has been fully paid. The Pledgor and the Domestic Company shall (1) register the Pledge herein in the shareholders’ register of the Domestic Company within three (3) business days following the execution of this Agreement, and (2) submit an application to the relevant Administration for Market Regulation for establishing or changing the registration of the Pledged Equity Interest contemplated herein within thirty (30) business days following the execution of this Agreement. The Parties confirm that for the purpose of establishing or changing the registration of the Pledge with the relevant Administration for Market Regulation, the Parties and all other shareholders of the Domestic Company shall submit this Agreement, or an equity interest pledge contract in the form required by the Administration for Market Regulation at the place where the Domestic Company is located (which shall truly reflect the information of the Pledge hereunder) (the “AMR Pledge Registration Establishing/Changing Contract”), to the competent Administration for Market Regulation. For matters not specified in the AMR Pledge Registration Establishing/Changing Contract, the Parties shall be bound by the provisions of this Agreement. The Pledgor and the Domestic Company shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the competent Administration for Market Regulation, to ensure that the registration of the Pledge can be established or changed as soon as possible after submission of the application.

3.2During the Term of Pledge, in the event that the Pledgor and/or the Domestic Company fails to perform the Contract Obligations or pay the Secured Indebtedness, the Pledgee shall have the right, but not the obligation, to exercise the Pledge in accordance with the provisions of this Agreement.

Article 4Custody of Records for the Pledged Equity Interest

4.1During the Term of Pledge set forth in this Agreement, the Pledgor shall deliver the capital contribution certificate for its equity interest in the Domestic Company and the shareholders’ register containing the Pledge to the Pledgee for custody within three (3) business days from the execution of this Agreement. The Pledgee shall have custody of such documents during the entire Term of Pledge as set forth in this Agreement.

Article 5Representations and Warranties of the Pledgor and the Domestic Company

As of the execution date of this Agreement, the Pledgor and the Domestic Company hereby jointly and severally represent and warrant to Party A that:

5.1The Pledgor is the only legal owner of the Pledged Equity Interest;

5.2The Pledgee shall have the right to dispose of and transfer the Pledged Equity Interest in the manner as set forth in this Agreement;

5.3Except for the Pledge, the Pledgor has not placed any other pledge right or other security interest on the Pledged Equity Interest;

5.4The Pledgor and the Domestic Company have obtained consents and approvals from government authorities and third parties (if required) for execution, delivery and performance of this Agreement;

5.5The execution, delivery and performance of this Agreement will not: (i) violate any relevant PRC laws; (ii) conflict with Domestic Company’s articles of association or other constitutional documents; (iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition for the grant and (or) maintenance of effectiveness of any permit or approval granted to any Party; or (v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

Article 6Covenants of the Pledgor and the Domestic Company

6.1During the term of this Agreement, the Pledgor and the Domestic Company jointly and severally covenant to the Pledgee:

6.1.1The Pledgor shall not transfer the Pledged Equity Interest or any portion thereof, or place, or permit the existence of, any security or other debt on the Pledged Equity Interest, without the prior written consent of the Pledgee, except for the performance of the Transaction Documents;

6.1.2The Pledgor and the Domestic Company shall comply with and implement the provisions of all laws and regulations applicable to the pledge of rights, and shall, within five (5) days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, present the aforementioned notice, order or recommendation to the Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon the Pledgee’s reasonable request or upon consent of the Pledgee;

6.1.3The Pledgor and the Domestic Company shall promptly notify the Pledgee of any event or notice received that may have an impact on the right on the Pledged Equity Interest or any portion thereof, as well as any event or notice received that may change any guarantee or obligation of the Pledgor herein, or may have an impact on the performance of obligations of Pledgor herein;

6.1.4The Domestic Company shall complete the registration procedures for extension of the term of operation within three (3) months prior to the expiration of such term to maintain the validity of this Agreement.

6.2The Pledgor agrees that the rights acquired by the Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by the Pledgor or any inheritors or principals of Pledgor or any other persons through any legal proceedings.

6.3To protect or perfect the security granted under this Agreement for the Contract Obligations and the Secured Indebtedness, the Pledgor hereby undertakes to execute in good faith, and cause other parties who have an interest in the Pledge to execute, all certificates and deeds required by the Pledgee, and/or perform, and cause other parties who have an interest in the Pledge to perform, actions required by the Pledgee, to facilitate the exercise by the Pledgee of its rights and authority granted thereto under this Agreement, and to enter into all relevant documents regarding the ownership of the Pledged Equity Interest with the Pledgee or its designee(s) (natural persons/legal persons). The Pledgor also undertakes to provide the Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by the Pledgee.

6.4The Pledgor undertakes to the Pledgee that, the Pledgor will comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure of or partial performance of its guarantees, promises, agreements, representations and conditions, the Pledgor shall indemnify the Pledgee for all losses resulting therefrom.

Article 7Event of Default

7.1The following circumstances shall be deemed as Events of Default:

7.1.1The Pledgor’s any breach of any obligations under the Transaction Documents and/or this Agreement;

7.1.2The Domestic Company’s any breach of any obligations under the Transaction Documents and/or this Agreement.

7.2Upon notice or discovery of the occurrence of any circumstance or event that may lead to the aforementioned circumstances described in Article 7.1, the Pledgor and the Domestic Company shall immediately notify the Pledgee in writing accordingly.

7.3Unless an Event of Default set forth in this Article 7.1 has been remedied to the Pledgee’s satisfaction within twenty (20) days after the Pledge delivers a notice to the Pledgor and/or the Domestic Company requesting rectification of such Event of Default, the Pledgee may issue a Notice of Default to the Pledgor in writing at any time thereafter, demanding to exercise the Pledge in accordance with Article 8.

Article 8Exercise of Pledge

8.1The Pledgee shall issue a written Notice of Default to the Pledgor when it exercises the Pledge.

8.2Subject to the provisions of Article 7.3, the Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Article 8.1. Once the Pledgee decides to exercise the right to dispose of the Pledge, the Pledgor shall cease to be entitled to any right or interest in relation to the Pledged Equity Interest.

8.3After the Pledgee issues a Notice of Default in accordance with Article 8.1, the Pledgee may exercise any remedial measure under the PRC laws, the Transaction Documents and this Article, including but not limited to being paid in priority with the Pledged Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from auction or sale of the Pledged Equity Interest. The Pledgee shall not be liable for any loss incurred by its due exercise of such rights and powers.

8.4The proceeds from exercise of the Pledge by Pledgee shall be used to pay the tax and expenses incurred as result of disposing of the Pledged Equity Interest and to perform the Contract Obligations and pay the Secured Indebtedness to the Pledgee prior and in preference to any other payment. After the payment of the aforementioned amounts, the remaining balance shall be returned to the Pledgor or any other person who has rights to such balance under applicable laws and regulations or be deposited with the local notary public office in the place where the Pledgor resides, with all expense incurred being borne by the Pledgor. To the extent permitted under the PRC laws, the Pledgor shall unconditionally donate such proceeds to the Pledgee or any other person designated by the Pledgee.

8.5The Pledgee is entitled to take remedies available simultaneously or in any order. The Pledgee is entitled to the right of being paid in priority with the Pledged Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from auction or sale of the Equity Interest under this Agreement, without taking any other remedies first.

8.6The Pledgee is entitled to designate an attorney or other representatives in writing to exercise the Pledge on its behalf, and the Pledgor or the Domestic Company shall not raise any objection to such exercise.

8.7When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor and the Domestic Company shall provide necessary assistance to enable the Pledgee to enforce the Pledge.

8.8Any costs incurred by the Pledgee in disposing of the Pledge in accordance with this Agreement (including the appointment of its attorney or other agent to exercise its Pledge) shall be borne entirely by the Domestic Company.

Article 9Default Liabilities

9.1If the Pledgor or the Domestic Company materially breaches any provsisions under this Agreement, the Pledgee shall have the right to terminate this Agreement and/or request the Pledgor or the Domestic Company to pay damages. This Article 9 shall not preclude any other rights of the Pledgee under this Agreement;

9.2Unless otherwise provided by the laws, neither the Pledgor or the Domestic Company has any right to terminate or rescind this Agreement under any circumstances.

Article 10Assignment

10.1Without the Pledgee’s prior consent, the Pledgor and the Domestic Company shall not give free of charge or assign their rights and obligations under this Agreement.

10.2This Agreement shall be binding on the Pledgor and his/her successors and permitted assignees and shall be valid with respect to the Pledgee and each of its successors and assignees.

10.3The Pledgee may, at any time, assign all or any of its rights and obligations under the Transaction Documents and this Agreement to its designee(s), in which case the assignees shall have the rights and obligations of the Pledgee under the Transaction Documents and this Agreement, as if it were the original party to this Agreement.

10.4In the event of a change in the Pledgee due to an assignment, at the request of the Pledgee, the Pledgor and/or the Domestic Company shall enter into a new pledge agreement with the new Pledgee with the same content as this Agreement and register it with the appropriate Administration for Market Regulation.

10.5The Pledgor and the Domestic Company shall strictly comply with the provisions of this Agreement and other relevant agreements entered into by the Parties individually or jointly, including the Transaction Documents, perform their obligations under the Transaction Documents and refrain from any act/omission sufficient to affect the validity and enforceability of the Agreement. The Pledgor shall not exercise its remaining right to the Pledged Equity Interest except in accordance with the written instructions of the Pledgee.

Article 11Termination

11.1Upon full and complete performance of all Contractual Obligations and full clearance of the Secured Indebtedness by the Pledgor and the Domestic Company, the Pledgee shall, at the request of the Pledgor and within the earliest reasonably practicable time, release the Pledge on the Pledged Equity Interest under this Agreement and cooperate with the Pledgor in the deregistration of the pledge of the equity interest in the register of shareholders of the Domestic Company, as well as the cancellation of the registration of the pledge with the relevant Administration for Market Regulation.

11.2The provisions of Articles 9, 13, 14 and this Article 11.2 of this Agreement shall survive upon the termination of this Agreement.

Article 12Handling Fees and Other Expenses

Unless otherwise agreed in this Agreement, all fees and actual expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by the Domestic Company.

Article 13Duty of Confidentiality

The Parties acknowledge and confirm that any oral or written information in relation to this Agreement or the contents hereof and exchanged between the Parties in connection with the preparation or performance of this Agreement shall be regarded as confidential information. Each Party shall maintain the confidentiality of all such confidential information and, without the written consent of other Parties, shall not disclose any confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure to the public); (b) is required to be disclosed pursuant to the applicable laws and regulations, rules of any stock exchange, or orders of government authorities or courts; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidential obligations similar to those set forth in this Article. Disclosure of any confidential information by the shareholders, director, employees of, or agencies engaged by any Party shall be deemed disclosure by such Party and such Party shall be held liable for breach of this Agreement.

Article 14Governing Law and Resolution of Disputes

14.1The execution, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes shall be governed by the PRC laws.

14.2For all disputes arising from the performance of or in connection with this Agreement, either Party shall be entitled to submit the relevant dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in Beijing in accordance with the arbitration proceedings and rules then being in force. The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the arbitration rules. The applicant and the respondent shall appoint one (1) arbitrator respectively, and the third arbitrator shall be appointed by the two arbitrators above through negotiations. The arbitration proceedings shall be confidential and conducted in Chinese. The arbitration awards shall be final and legally binding upon the Parties. Under appropriate circumstance, the arbitral tribunal or the arbitrators shall make a ruling on remedial measures with respect to the equity interests in or assets of the Domestic Company or assets of the Pledgor under the terms of resolution of disputes and/or applicable PRC laws, including restricting business operations, restricting or prohibiting transfers or sales of the equity interests or assets, or proposing liquidation of the Domestic Company. In addition, during the formation of arbitral tribunal, the Pledgee is entitled to apply to any court of competent jurisdiction (including court in the PRC, Hong Kong and the Cayman Islands) for granting interim remedial measures.

14.3During the arbitration, except for the part in dispute and under arbitration, the Parties shall continue to enjoy and perform the other rights and corresponding obligations hereunder.

Article 15Notices

15.1All notices and other communications required or given to a Party pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, commercial courier services, or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

15.1.1If the notice is given by personal delivery (including express mail), the date of receipt shall be the effective date of service;

15.1.2If the notice is sent by registered mail, postage prepaid, the fifteenth (15) day after the date on the receipt of registered mail shall be the effective date of service;

15.1.3If the notice is sent by email, when the sender receives the system message indicating that the email was sent successfully or the sender did not to receive the system message within twenty-four (24) hours indicating that the email was not delivered or was returned, the date of successful transmission of the email shall be the effective date of service. But if this email was delivered later than 5:00 P.M. or on a non-working date at the place of service, the date of service shall be the next working day shown on the date record.

15.2For the purpose of notices under this Article, the addresses of the Parties to receive notices are as follows:

Party A:	Shensi Network Technology (Beijing) Co., Ltd.
Address:	28th Floor, Building D1, Kexing Science Park, No. 15 Keyuan Road, Community of Science and Technology Park, Yuehai Street, Nanshan District, Shenzhen
Attn:	Legal Center
Party B:	LI Hua / LI Lei

Address:

Attn:

Email:

Party C:	Hainan Futu Information Services Co., Ltd.
Address:	2001, 1st floor, Building A17, Hainan Ecological Software Park, High-tech Industry Demonstration Zone, Old Town, Hainan Province
Attn:	Legal Center

15.3Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

Article 16Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with provisions that are effective to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to that of those invalid, illegal or unenforceable provisions.

Article 17Annexes

The annexes listed in this Agreement are an integral part of this Agreement and are not severable.

Article 18Effectiveness

18.1The Parties acknowledge that this Agreement shall take effect from the date of signing and all matters of the Parties relating to the Pledge of equity interest shall be executed in accordance with this Agreement.

18.2Any amendment, supplement or change to this Agreement shall be in writing and shall become effective upon signature or seal of the Parties.

Article 19Miscellaneous

19.1This Agreement shall be executed in quadruplicate (4), with each Party (the Pledgee, the Pledgor and the Domestic Company) holding one (1) copy, and the remaining one (1) shall be used for the establishment or change of registration.

19.2This Agreement shall be binding on the legal successors of each Party.

19.3Any amendment or supplement to this Agreement must be made in writing. Party A shall have the right to decide on its own to make any amendment or supplement to any provision of this Agreement in accordance with the requirements of relevant regulatory authorities or other considerations, and once Party A issues a written notice to amend or supplement this Agreement, Party B shall sign the amended or supplemented Agreement at Party A’s request.

19.4If regulatory authorities propose any amendments to this Agreement, the Parties shall revise this Agreement accordingly.

(Remainder of page intentionally left blank. Signature page to follow)

IN WITNESS WHEREOF, the Parties have executed, or caused their authorized representatives to execute, this Equity Interest Pledge Agreement on the date first above written.

Party A:
Shensi Network Technology (Beijing) Co., Ltd. (Seal)
By:	/s/ LI Hua
Name:	LI Hua
Title:	Legal Representative

Party B:
LI Hua / LI Lei
By:	/s/ LI Hua / /s/ LI Lei

Party C:
Hainan Futu Information Services Co., Ltd. (Seal)
By:	/s/ LI Hua
Name:	LI Hua
Title:	Legal Representative

Signature Page of the Equity Interest Pledge Agreement

Annexes:

1.Register of Shareholders of the Domestic Company;

2.Capital Contribution Certificate of the Domestic Company;

3.Exclusive Business Cooperation Agreements;

4.Exclusive Option Agreements;

5.Powers of Attorney.

Signature Page of the Equity Interest Pledge Agreement

Schedule of Material Differences

One or more persons signed the second amended and restated equity interest pledge agreement using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Shareholder	Amount of Contribution (ten thousand yuan)	Date
1.	LI Hua	850	September 30, 2021
2.`	LI Lei	150	September 30, 2021

Signature Page of the Equity Interest Pledge Agreement